Exhibit 10.1

29/12/24

Peter Mullin
Apartment 503, 84 Cutter St Richmond
3121

Private and confidential

Dear Peter

Letter of offer

We are pleased to offer you employment with Universal Biosensors Pty Ltd (ABN 35 098 234 309) (Company) on the terms and conditions of employment set out in this letter.

1.	Your employment

1.1	Commencement

Your employment with the Company on the terms and conditions in this agreement will commence on the date specified in Item 1 of the Schedule or such other date as agreed (Commencement Date) and will continue until terminated in accordance with this agreement.

However, until start of business on 20 January 2025, the Company accepts that you may work less than your contracted full time hours unless, the Company requests or requires you to attend to critical work before 20 January 2025.

1.2	Position and nature of employment

You will be employed in the position specified in Item 2 of the Schedule or other positions as determined by the Company from time to time.

You must perform the duties and responsibilities consistent with this position or any other position assigned to you by the Company from time to time, being an executive-level position at an ASX-listed entity. Your initial core responsibilities are set out in the Appendix to this agreement. It is not the intention to detail each duty or responsibility of your role in this Appendix, and which is otherwise subject to change.

The Company may direct you to perform a position within the Company other than the position specified in Item 2 of the Schedule, provided that:

(a)	the position is commensurate with your skills and experience; and

(b)	your annual total remuneration package (TRP) is not decreased.

The basis of your employment is specified in Item 3 of the Schedule.

You will report to the position specified in Item 4 of the Schedule or other persons as directed by the Company from time to time.

If your position, title, TRP, reporting arrangement, duties, responsibilities, base location and/or status change, the terms of this agreement will continue to apply to your employment.

1.3	Hours of work

Your ordinary hours of work are specified in Item 5 of the Schedule. You agree to work these hours and any additional hours necessary for you to satisfactorily perform the duties and responsibilities of your role. This may mean working on weekends, public holidays and/or after usual business hours. You agree that these additional hours are reasonable having regard to your role and remuneration, and that you will not be entitled to receive any additional remuneration for hours worked outside normal business hours.

1.4	Location

Your role will initially be based at the location specified in Item 6 of the Schedule or any other place as the Company may reasonably require for you to satisfactorily perform your duties. You agree to work from other locations as directed by the Company from time to time, including interstate or overseas.

You must not unreasonably refuse to undertake this travel and agree that you are not entitled to any additional remuneration for it. However, you may be entitled to payment or reimbursement of expenses reasonably incurred in the course of that travel in accordance with clause 2.6 of this agreement and any Company policy (as amended or replaced from time to time).

1.5	Employment obligations

During your employment, you must:

(a)	perform your duties and responsibilities in a proper and efficient manner;

(b)

comply with all lawful and reasonable directions given to you by the Company and any person duly authorised by the Group, and any obligations on you as a person holding an executive-level position with an ASX-listed entity;

(c)

devote the whole of your time, attention and abilities exclusively to the business of the Group during business hours and such other hours as are necessary for you to perform your duties in a satisfactory manner;

(d)	act honestly and in the best interests of the Company, and not intentionally do anything which is or may be harmful to the Group or its business; and

(e)	not act, or be seen to be acting, in conflict with the best interests of the Company or the Group.

2.	Remuneration

2.1	TRP

For the initial 12 months of your employment (or any lesser period if your employment ends within 12 months of the Commencement Date), the Company will pay you an annual TRP as set out in Item 7 of the Schedule, less applicable tax.

From the date of the 12 month anniversary from the Commencement Date, the Company will pay you an increased annual TRP, which is set out in Item 8.

The TRP includes:

(a)	base salary; and

(b)	minimum statutory superannuation contributions as required in order to avoid a charge under superannuation legislation.

If the minimum statutory superannuation charge rate increases, your base salary will be decreased by a proportionate amount so that your TRP remains the same.

You and the Company may agree to package your TRP in a manner different to that set out in Item 7 (or Item 8, if applicable) of the Schedule, provided it does not decrease the superannuation contributions. You will be required to meet the costs of any fringe benefits tax or other tax or costs payable as a consequence of any alternative arrangement of the TRP.

Your base salary will be paid into your nominated bank account by electronic funds transfer at the frequency set out in Item 9 of the Schedule.

2.2	Superannuation

As stated in clause 2.1, the Company will make superannuation contributions on your behalf in accordance with the Superannuation Guarantee (Administration) Act 1992 (Cth) up to the maximum superannuation contribution base. Superannuation payments will be made into your nominated eligible superannuation fund, or if you do not nominate an appropriate fund, your stapled fund or the Company’s default fund (as applicable).

2.3	Additional benefits

During your employment, the Company will provide you with the additional benefits specified in Item 10 of the Schedule. Use of the additional benefits is subject to the Company’s policies.

2.4	Incentive program

During your employment, the Company may offer you the opportunity to participate in an incentive program, such as an STI , LTI or options plan.

Before 1 February 2025, you will be offered the opportunity to participate in the Company’s option plan as set out in the offer letter you will receive.

The Company maintains complete discretion to:

(a)	decide whether or not to invite you to participate in any incentive program (other than as set out above);

(b)	determine the terms of any incentive program in which it invites you to participate, including the requirements, targets and formulas for eligibility to receive a benefit;

(c)	at any time, vary, suspend or discontinue any or all incentive programs and their terms; and

(d)	to revoke any invitation to participate in any or all incentive programs prior to it being accepted.

The Company will not be required to provide any benefit, replacement or other form of compensation to you as a consequence of any revocation or discontinuance of any incentive program into which you are invited to participate.

The terms of any incentive program (including the option plan in which you will be invited to participate as set out above) would not have contractual effect, and do not form part of the terms and conditions of your contract of employment. If the Company failed to provide you with a particular benefit under an incentive program (including if it provides you with no benefit), it would not constitute a breach of any express or implied terms of this agreement.

Unless expressly agreed to the contrary:

(a)	your participation in any incentive program is conditional upon your continuing employment by the Company and subject to the terms of the relevant incentive program;

(b)	you are not entitled to any pro rata payment under an incentive program if your employment ends during a period over which an incentive is assessed;

(c)

in order to receive any benefit under any incentive program, you must be employed when the benefit is due and not be serving a period of notice at that time, regardless of whether notice was given by you or the Company;

(d)	the award of any benefit is subject to the Company’s utmost discretion and you acknowledge and agree you do not have any entitlement or expectation to receive any such award; and

(e)	if the benefit is one to which superannuation is applicable, the total amount of the benefit is inclusive of a superannuation component.

2.5	Director appointment and fees

As part of your employment, you may be appointed as a director or other officer of the Company and/or one or more members of the Group. You will not receive any compensation for holding any such office additional to the TRP set out in this agreement.

You acknowledge that the Company intends to appoint you, and you agree to consent to such appointment, into the following roles:

(a)	Company Secretary of the Company; and

(b)	Director of one or more members of the Group.

2.6	Expenses

The Company will reimburse you for all expenses that you reasonably incur in the proper performance of your duties, subject to you providing receipts or other documentary evidence as the Company may require and complying with any relevant Company policies and procedures.

2.7	Comprehensive remuneration

Your TRP and any other payments made to you in relation to your employment (Remuneration) compensate you for:

(a)	all duties performed;

(b)	all hours worked (including any additional hours and any time spent to monitor, read, respond to contact or remain available to respond to contact outside your ordinary hours); and

(c)

any and all legal entitlements you may have or become entitled to in connection with your employment, including pursuant to any industrial instrument and any relevant legislation applicable to your employment,

(Compensated Entitlements).

The Compensated Entitlements include (without limitation) any entitlement to minimum wages, overtime, allowances, loadings (such as shift loading and annual leave loading), penalties, incentive payments and director’s fees.

The Company may, across any consecutive 12-month period, set off any Remuneration paid against any obligation to pay you all or part of the Compensated Entitlements, irrespective of whether the character or timing of the Remuneration and that of the Compensated Entitlements are different.

3.	Leave and public holidays

You are entitled to annual leave, personal/carer’s leave, long service leave and other leave in accordance with relevant legislation, as it applies from time to time.

The approval of annual leave and long service leave is subject to the Company’s operational requirements.

The Company may require you to take accrued annual leave including during any period in which the business, or part of it, shuts down (such as over the Christmas period). If you do not have sufficient accrued annual leave to cover the shutdown period, you agree to take unpaid leave.

You are also entitled to public holidays that are generally observed in the location in which you are principally based. However, this is a professional role and you acknowledge that the nature of your duties may require you to work on public holidays.

4.	Protecting the Company’s interests

4.1	Policies, practices and procedures

You are required to observe and comply with any written policy, practice or procedure of the Company. However, nothing in the Company’s policies, practices or procedures gives rise to a legal right enforceable by you and they do not form part of your contract of employment.

The Company may amend or revoke any policy, practice or procedure at any time or create new policies, practices or procedures. You must ensure that you remain up to date with all current Company policies, practices or procedures.

4.2	Confidential information

In the course of your employment, you will have access to Confidential Information, whether in written, computerised, oral or other form. You must not:

(a)	remove Confidential Information from the premises of any Group member (except in the proper performance of the duties of your role);

(b)	make copies of Confidential Information (except in the proper performance of the duties of your role);

(c)

either directly or indirectly disclose any Confidential Information unless expressly authorised by the Company or required by law or court order or where the information has become public, otherwise than by breach of this agreement by you; or

(d)

use or attempt to use Confidential Information for your own purposes, for any purpose other than that authorised by the Company or in any manner that may injure or cause loss directly or indirectly to the Company or the Group and/or their business.

You must also use your best endeavours to keep secure all Confidential Information that is in your possession. If you are uncertain as to whether information is of a sensitive or confidential nature, you must treat the information as confidential unless advised by the Company in writing to the contrary.

You must notify the Company of any unauthorised disclosure of Confidential Information promptly on becoming aware of such disclosure and must take all lawful steps to confine the disclosure of the Confidential Information and preserve its confidentiality, including taking steps to allow the Company or its agents to do so.

You must provide assistance reasonably requested by the Company in relation to any proceedings any member of the Group may take, or threaten to take, against any person for unauthorised use, copying or disclosure of Confidential Information.

If you are required by law to disclose Confidential Information you must, prior to making the disclosure, inform the Company of the requirement to disclose and co-operate with lawful attempts by the Group to minimise or prevent the disclosure.

Your obligations under this clause continue after the termination of this agreement.

4.3	Intellectual property

During the course of your employment you may be involved in the development of intellectual property that is recognised at law. This may be on your own or in conjunction with others and may be during or after work. You assign to the Company, and acknowledge and agree with the Company that it will be the sole and exclusive owner of, this intellectual property. You also agree to do what the Company may reasonably require you to do in order to secure these rights of ownership. Where you have moral rights as defined in the Copyright Act 1968 (Cth), you irrevocably consent to the Company infringing those moral rights.

Your obligations under this clause continue after the termination of this agreement.

4.4	Return of Company property

You must immediately return to the Company all property belonging to it (including but not limited to any Confidential Information of the Group or a Client, whether in physical or electronic form) in your possession or control if your employment terminates (for any reason) or when requested by the Company at any time.

4.5	Surveillance

The Company will provide you with access to email and other computer-based tools to enable you to carry out your duties for the Company. Use of these tools is subject to the Company’s policies regarding acceptable use as varied from time to time.

The Company utilises a number of practices to monitor its offices and employees on a continuous and ongoing basis. You consent to the Company storing, accessing, tracking, monitoring and reading all information transmitted or received by the Company’s monitoring systems, including in respect of the Company’s information technology resources.

You are given written notification that your emails, internet usage and computer usage may be monitored by the Company on a continuing and ongoing basis.

4.6	Suspension during investigation

The Company may suspend you on full pay while investigating any matter involving you (whether as the alleged victim, perpetrator or otherwise) which the Company considers could lead to it taking disciplinary action, including dismissal.

4.7	Restricted activities during employment

Unless the Company agrees in writing beforehand, you will not during your employment:

(a)

be directly or indirectly concerned, involved, interested, engaged or associated (whether as principal, agent, partner, shareholder, joint venturer, director, contractor, employee or any other capacity):

(i)

in or with any person, firm, corporation or entity involved in the conduct of, or preparation for, any business in competition with, or of a similar nature to, the business conducted by any entity in the Group;

(ii)

with any proposal, project, assignment or development which would have the effect of promoting or assisting directly or indirectly any business of a similar nature to the business conducted by any entity in the Group, however, this will not preclude you from holding not more than 5% of the shares or securities of any corporation officially listed on any recognised stock exchange or holding or acquiring securities by personal investment which holding or acquisition is not inconsistent with this subclause;

(b)

provide any additional products or services to a Client or Prospective Client without receiving the prior written approval of the Company – for the avoidance of doubt, prior approval is required notwithstanding that the products or services to be provided are outside the scope of those provided by the Company or any entity in the Group; or

(c)	accept appointments as an officer of or other role in any other entity.

4.8	Restricted activities after employment

(a)

In order to protect the goodwill and Confidential Information of the Group, and in consideration of your Remuneration, for each Restricted Period you must not, in any capacity, except with the express written permission of the Company:

(i)

within the Restricted Area, carry on, advise, provide services to or be engaged, involved in or materially interested in any business or activity that is competitive with any business carried on by any entity in the Group in a position in which there is a material risk that you will use or disclose Confidential Information;

(ii)	approach or solicit any Client with whom you had dealings in the last 12 months of your employment with a view to:

(A)	ending or altering that Client’s existing relationship with the Group;

(B)	providing the Client with the same or similar services to those provided to the Client by the Group in the last 24 months of your employment;

(iii)

deal with or provide services to any Client with whom you had dealings in the last 12 months of your employment, in relation to services of a kind provided by the Group to the Client in the last 24 months of your employment;

(iv)

approach or solicit any Prospective Client with whom you had dealings in the last 12 months of your employment with a view to providing the Prospective Client with the same or similar services to those that the Group proposed to provide the Prospective Client within the 12 months after the termination of your employment with the Company;

(v)

deal with or provide services to any Prospective Client with whom you had dealings in the last 12 months of your employment in relation to the same or similar services to those that the Group proposed to provide the Prospective Client within the 12 months after the termination of your employment with the Company;

(vi)

approach or solicit any director, employee or contractor of the Group with whom you had work-related contact in the last 12 months of your employment with a view to ending or altering their existing relationship with any entity in the Group;

(vii)	procure or assist any person to undertake any activities in clauses 4.8(a)(i) to 4.8(a)(vi).

(b)	Restricted Period for the purposes of this clause 4.8 means each of the following periods commencing immediately after the termination of your employment with the Company:

(i)	12 months;

(ii)	9 months;

(iii)	6 months;

(iv)	3 months.

(c)	Restricted Area for the purposes of this clause means each of the following areas:

(i)	Australia;

(ii)	Victoria;

(iii)	New South Wales;

(iv)	Queensland;

(v)	South Australia;

(vi)	Western Australia;

(vii)	Tasmania;

(viii)	Northern Territory;

(ix)	Australian Capital Territory;

(x)	Metropolitan Melbourne;

(xi)	within a 50km radius of the location from which you predominantly worked in the last 12 months of your employment.

(d)	You agree and acknowledge that:

(i)	you will acquire experience and Confidential Information, and establish close business relationships with Clients, Prospective Clients and staff of the Group;

(ii)

each of the restrictions in clause 4.8(a) combined with each Restricted Period specified in clause 4.8(b) and each Restricted Area (if applicable) specified in clause 4.8(c) has effect as a separate and independent restriction;

(iii)	these restrictions are intended to operate to the maximum extent permitted by law;

(iv)	if any restriction or portion of a restriction is held to be unenforceable, those restrictions or portions will be removed but the remainder will continue to apply;

(v)	you have had a reasonable opportunity to obtain independent legal advice about these restrictions;

(vi)

for the reasons stated above, the duration, extent and application of the respective restraints contained in this agreement are reasonable and, at the date of this agreement (and as the parties can at that date foresee), are not greater than is reasonably necessary for the protection of the interests of the Group given the nature of their business and undertaking; and

(vii)

damages may be inadequate compensation for breach of the obligations contained in this part and, subject to the Court’s discretion, the Company may restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be in breach of clause 4.8.

(e)

The restrictions in this clause do not prevent you from holding or acquiring securities in aggregate of not more than 5% of the issued securities in the capital of any body corporate listed on a recognised stock exchange.

5.	Ending the employment

5.1	Termination on notice

Subject to clause 5.4, either party may terminate your employment at any time and for any reason by giving the other party the amount of written notice of the last day of employment as specified in Item 11 of the Schedule.

5.2	Payment in lieu of notice

If either you or the Company give notice under clause 5.1, the Company may, at its sole discretion, choose to make a payment to you in lieu of part or all of this notice, in which case your employment will end on the date elected by the Company.

Any payment in lieu of notice will be paid to you on the basis of the base salary component of your TRP in accordance with applicable legislation.

5.3	Notice period directions

During part or all of any period of notice of termination, irrespective of which party gives notice, the Company may, at its sole discretion, at any time during the notice period, give one or more of the following directions:

(a)	perform lesser or alternative duties as the Company may determine;

(b)	not perform any duties at all;

(c)	not attend for work or any part of the premises of any member of the Group or Client;

(d)	cease using any member of the Group’s property;

(e)	not have any contact with any employees, Clients or business associates of the Group other than normal social contact due to a personal relationship prior to the commencement of the employment; and/or

(f)	comply with any other directions it considers to be appropriate in the circumstances.

5.4	Summary dismissal

Without limiting the Company’s rights, the Company may terminate your employment immediately and without notice if you engage in any conduct that would give the Company the right to summarily dismiss you at law, including but not limited to where you:

(a)	engage in any serious misconduct;

(b)	fail or refuse to comply with any lawful and reasonable direction given by the Company;

(c)	commit a serious or persistent breach of this agreement;

(d)	engage in conduct that would bring, or be likely to bring, the Group into disrepute;

(e)	materially neglect your duties; and/or

(f)	engage in conduct that has the potential to cause damage to the reputation of the Group or any member of the Group.

5.5	Compliance with the Corporations Act

(a)	The Company is not required to:

(i)	pay or provide; or

(ii)	procure the payment or provision,

of any money or benefits to you that would require shareholder approval under the Corporations Act.

(b)	Any payments or benefits to be provided to you under this agreement must be reduced to a level that does not require shareholder approval under Part 2D.2, Division 2 of the Corporations Act.

(c)

Where clause 5.5(a) applies, there is no obligation on the Company to seek or obtain shareholder approval or to provide any compensation to you except where specifically contemplated under this clause.

(d)	At its absolute discretion, the Company may use its reasonable endeavours to obtain shareholder approval in respect of any payments that may be made to you on termination of your employment.

(e)	Where shareholder approval is sought in accordance with clause 5.5(d), the Company has the sole discretion as to:

(i)	the wording of any resolutions or explanatory material or other information to be put to shareholders in connection with the approval; and

(ii)	the timing of the request for approval.

5.6	Overpayment

If the Company overpays you, whether by mistake of fact or law, you agree that amount will represent a debt to the Company and that you will, on receiving a written notice from the Company, immediately repay any money or benefits specified in such notice.

5.7	Resignation as a director

(a)

If, on termination of your employment for any reason, you are a director or other officer of the Company or any other member of the Group or, at the request of the Company, are a director of any other company or body that any member of the Group has an interest in or relationship with, you must resign as a director or other officer of that company or body as soon as practicable after the termination of your employment.

(b)	You irrevocably appoint any employee of the Company nominated by the Board from time to time, as attorney to sign your resignation from any board of directors on your behalf.

5.8	Set-off

At any time the Company may set-off the amount of any debt you owe the Company against monies otherwise due and payable to you by the Company, to the fullest extent permitted by law. To enable repayment of any debt, if the Company requests, you will reaffirm this authorisation in writing signed by you.

6.	General matters

6.1	Warranties

You represent and warrant to the Company that:

(a)	you have the legal right to enter into this agreement and perform the position specified in Item 2 of the Schedule;

(b)

in performing the duties and obligations under this agreement and the position specified in Item 2 of the Schedule, you will not be in breach of any obligation to a third party, including any continuing employment obligation, restrictive covenant or confidentiality provision;

(c)

you have disclosed to the Company all matters and information which may have been material to the Company’s decision to offer you employment under this agreement or which may impact upon your capacity to perform your duties; and

(d)	you have a lawful right to work in Australia and hold any licence or authorisation required to perform the duties and responsibilities of employment contemplated by this agreement.

6.2	Entire agreement

This agreement constitutes the entire agreement between you and the Company regarding the matters set out in it and replaces any prior agreements, representations, understandings or arrangements, whether orally or in writing.

6.3	Variation

The terms of this agreement may only be varied by written agreement of both parties. If any provision of this agreement is varied, all other terms and conditions continue to apply unless expressly replaced in writing.

6.4	Effect of Company actions

The Company is not required to exercise any discretion under this agreement consistently with any previous exercise of the same or similar discretions.

The failure of the Company to insist that you perform any obligation under this agreement does not prevent it from insisting that you perform that or any other obligation in accordance with the express terms of this agreement in future.

6.5	Governing law

The laws applicable in the State or Territory specified in Item 12 govern this agreement and the parties submit to the non-exclusive jurisdiction of the courts of that State or Territory and any courts competent to hear appeals from those courts.

6.6	Severability

If any clause or part of any clause is in any way unenforceable, invalid or illegal, it is to be read down so as to be enforceable, valid and legal. If this is not possible, the clause (or where possible, the offending part) is to be severed from this agreement without affecting the enforceability, validity or legality of the remaining clauses (or parts of those clauses) which will continue in full force and effect.

6.7	Deed poll

(a)	You acknowledge and agree that:

(i)	the Company is your employing entity under this agreement and is part of the Group;

(ii)	you will gain access to Clients, Prospective Clients and staff, and acquire Confidential Information of, the Group during your employment; and

(iii)	any breach by you of this agreement (including but not limited to the restrictions in clause 4.7 or 4.8) may result in loss or damage to the Company and/or any member of the Group.

(b)

You irrevocably execute this agreement as a deed poll for the benefit of each member of the Group. For the avoidance of doubt, the purpose of this clause is to allow the enforcement of this agreement by any member of the Group.

(c)	A deed poll resulting from this agreement must not be amended without the written consent of each party to this agreement.

7.	Definitions and interpretation

7.1	Definitions

In this agreement, unless the context clearly indicates otherwise the following terms have the meanings set out below:

(a)	Board means the board of directors of the Company.

(b)	Client means any person or entity who during your employment is a client, customer, partner or agent of, or supplier to, any member of the Group.

(c)

Confidential Information means all trade secrets, know-how and any other information confidential to any member of the Group, which relates to the business, trade, affairs, Clients, property or activities of the Group and is generally not available to the public or is not generally known in the industry or industries in which the Group operates. It also includes but is not limited to, any:

(i)

information of the Group relating to its services and products (offered or to be offered), Clients and Prospective Clients including any Client database or Client list (or terms of trade with Clients), pricing, product lists, training manuals, supplier details, technical knowledge or plans, personnel, policies, projects and tenders, inventions, designs, techniques, marketing, research, methods and formulas, code, application software, programs, strategies, and financial information;

(ii)	personal or sensitive information about any Client or Prospective Client or any individual representative of a Client or Prospective Client;

(iii)	confidential information of any Client or Prospective Client or third party obtained by any member of the Group on a confidential basis;

(iv)	personal and financial information about the officers of any member of the Group, and any activities of those persons; and

(v)	employee records and employee related information including personal information, remuneration details, and information contained in employee or payroll files.

However, it excludes information that is in the public domain (except through a breach of confidentiality), your pay, and any terms and conditions that would be needed to determine your pay.

(d)	Corporations Act means the Corporations Act 2001 (Cth) as amended or replaced from time to time;

(e)	Group means each of:

(i)	the Company; and

(ii)	its Related Bodies Corporate (as defined in the Corporations Act);

(f)	Prospective Client means any person or entity who during your employment proposed to become a client, customer, partner or agent of, or supplier to, any member of the Group.

7.2	Interpretation

In this agreement, unless the context indicates otherwise:

(a)	the singular includes the plural and vice versa;

(b)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)	a reference to a clause, paragraph or schedule is a reference to a clause, paragraph or schedule to or of this agreement;

(d)	a reference to this agreement includes any schedules;

(e)	a reference to a monetary amount is a reference to Australian dollars;

(f)	no rule of construction applies to the disadvantage of a party because the party was responsible for the preparation of this deed or a part of it; and

(g)	the words “including”, “for example”, “such as” or other similar expressions (in any form) are not words of limitation.

*         *         *

We look forward to you joining our team. Please sign and return this letter within seven days to confirm your acceptance of this offer.

Yours sincerely

/s/ Graham McLean

Graham McLean
Chairperson
Universal Biosensors Pty Ltd

Executed as an agreement (and as a deed poll in accordance with clause 6.7) by Peter Mullin to confirm acceptance of employment with the Company on the terms and conditions set out above.

Signed, sealed and delivered by Peter Mullin in the presence of:

/s/ Natalie Mullin	/s/ Peter Mullin
Signature of witness	Signature of Peter Mullin

Natalie Mullin	December 29, 2024
Name of witness	Date

Schedule – Details of employment

Item	Variable
1.	Commencement date	18 December 2024
2.	Position	Finance Director and Chief Financial Officer
3.	Basis of employment	Full-time
4.	Reporting to	Chief Executive Officer and the Board of Directors
5.	Ordinary hours of work	38 hours per week
6.	Location	1 Corporate Ave, Rowville Victoria 3178
7.	TRP	$275,000 per annum (gross), comprising: ■ base salary: $246,636.77 (gross) ■ superannuation: $28,363.23
8.	Increased TRP	$325,000 per annum (gross), comprising superannuation up to the maximum superannuation contribution base, and the balance as base salary
9.	Frequency of payment	15th of each month
10.	Additional benefits

■         One additional week of annual leave (based on your full-time 38 ordinary hours of work) per annum.

■         Personal mobile phone plan for business and reasonable personal use will be fully reimbursed (subject to the provision of a valid tax invoice).

■         Company owned or leased laptop computer for business and reasonable personal use.

11.	Notice period	6 months
12.	Governing jurisdiction	Victoria

Appendix – Initial Core Duties & Responsibilities

1.	Accurate and timely financial reports for the CEO, with detailed insights on financial condition of the business and strategies for improvement
i.	Review/sign off on financial close, reports and reconciliations.

2.	Lead, develop and improve existing financial practices
i.	Ensuring compliance with legal/corporate requirements, corporate governance, including internal audits.
ii.	Accounting papers when new or change to existing standards are introduced
iii.	R&D tax rebate review and submission

3.	Strategic advice on financial implications of management decisions
i.	Sales incentive plans review and/or modelling
ii.	Review/approve all contracts
iii.	Maintain performance rights/options register, including valuation

4.	Provide evaluation, strategic and practical input (including modelling) for projects undertaken or under consideration

5.	Maintain and be responsible for financial controls, including:
i.	Monthly Forecasting
ii.	Annual Budget
iii.	Business case review/approval for CAPEX and projects
iv.	Manage business accountabilities to budget/forecast
v.	Cashflow reporting & management
vi.	Review/Approve payroll, PRQs and expense claims
vii.	Payment approvals on all bank platforms

6.	Group business risk management, including corporate insurance and CyberSecurity.

7.	Grant requirements

8.	ERP system ownership, including all related improvement projects (inventory management, invoicing, payments, collections)

9.	Overall responsible for external audits, tax returns, SEC, ASX, ASIC filings, including…
i.	Preparation and filing for 10Qs, 10K and annual accounts
ii.	Review/approve tax returns

10.	Head up lease negotiations/valuations for office locations – currently HQ and HRL.

11.	Strategic and practical input to shareholder and investment broker communication and liaison together with CEO

12.	All other Company Secretarial matters (TBC at a later date)

13.	Assume control over the internal IT department (TBC at a later date)